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                                                                 EXHIBIT 99.1

           DIOMED STOCKHOLDERS APPROVE $23.2 MILLION EQUITY FINANCING


ANDOVER, MA, November 26, 2003--Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimal and micro-invasive medical technologies, announced today that its stockholders have approved the company's $23.2 equity financing announced September 2, 2003. Following stockholder approval, the company closed on stage two of the equity financing, providing the company the final $16.7 million in equity capital.



"The completion of this financing is a critical component of our growth strategy," commented James Wylie, Diomed's President and Chief Executive Officer. "With a total of $23.2 in equity financing, key management and exclusive rights to the EVLT(R) technology now in place, we are very well positioned to take full advantage of the company's strategic growth initiatives."



The first stage of the equity financing agreement provided for an infusion of $6.5 million in convertible debt that converted to common stock upon today's closing of the second stage of the financing. Additionally, $15.5 million held in escrow was invested in the company's common stock at $0.10 per share. May 2003 bridge notes totaling $1.2 million in principal amount were also converted into common stock as part of stage two of the financing.



"We are very excited about the completion of our financing and the opportunity it provides," commented Geoffrey Jenkins, Diomed's Chairman." Stockholder approval of the equity financing, along with the actual investment by a significant number of experienced medical technology investors, provide a very solid endorsement of the company's plan for growth."



About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com.


EVLT(R)is a registered trademark of Diomed Inc. Andover, MA.


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Safe Harbor statements under the Private Securities Litigation Reform Act of
1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 5 through 16 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Investor Contact :

Diomed Holdings, Inc.                                Lester Rosenkrantz
Lisa M. Bruneau, VP Finance                          Cameron Associates
Phone:   866-4DIOMED                                 Phone: 212-554-5486
Email: lbruneau@diomedinc.com